Exhibit 99.1

Retail Food Security Expert Joins Bulldog’s Advisory Board

Richmond, British Columbia, Canada – October 19, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions announced today the addition of Charles I. (Chuck) Miller to its Advisory Board.

“It is our vision to become a leader in the wireless security solutions. To this end we are assembling the best Advisory Board in the industry to help us execute on our vision.” says John Cockburn, CEO and President of Bulldog Technologies. “Our board members are respected leaders with broad experience and will be working closely with the Bulldog team to evolve our long-term sales and marketing strategy. Continuing with this strategy, I am very pleased to welcome Chuck to the Bulldog Team.”

Bulldog Technologies has attracted an impressive, world-class Advisory Board whose members apply their respective knowledge and experience to help define and create the technology roadmap and business model that will drive Bulldog towards its vision of becoming a leader in wireless cargo security solutions. Chuck Miller will compliment our existing advisory board members, Tex Enemark, William H. Herbert and Charles Hiltzheimer with his extensive knowledge and contacts in the retail food security industry.

Mr.     Charles I. (Chuck) Miller retired in 2002 as Vice President of Food Marketing Institute’s Loss Prevention Services Department, a post he held for 15 years. He was responsible for coordinating the Institute’s initiatives pertaining to loss prevention in supermarkets and warehouses including customer and employee safety, fire prevention, disaster and damage control, product tampering, security, crisis management, insurance and substance abuse. He also developed FMI’s regulatory compliance programs relating to loss prevention, hazardous substances and other areas. Since retiring, Chuck serves as a food industry consultant to various companies and associations, including National Food Processors Association (NFPA) and National Retail Federation (NRF).

Prior to joining FMI, Miller was president and owner of Loss Prevention Systems, Inc. a management consulting firm he founded in 1970. His firm’s services included loss prevention seminars, designing and implementing security and safety programs, conducting security and loss prevention surveys and internal investigations for management, and training management and supervisory personnel in loss prevention principles. Earlier in his career, he served as manger of loss prevention for The Kroger Co., and as director of security and training for The Tappan Company.

Mr.     Miller has authored numerous loss prevention articles for national, retail and wholesale trade magazines, as well as many books and manuals. His monthly publication, Loss Prevention Letter for Supermarket Executives, was published and distributed by FMI throughout the U.S., Canada and Europe. He is listed in the Directory of Consulting Specialists and holds professional membership in the American Society of Safety Engineers, and the American Society of Industrial Security.

He currently serves as a Board Director on the Food and Agriculture Information Sharing and Analysis Center (ISAC). The Food Safety and Inspection Service (FSIS) headquartered in the U.S. Department of Agriculture, selected Mr. Miller to serve on its prestigious Food Security Focus Group. Mr. Miller represents NFPA on food security issues and cargo theft concerns with the FDA, USDA, FSIS and the Department of Homeland Security (DHS). He also represents NFPA on the National Defense Transportation Association Security Best Practices Committee.

His study and report, Organized Retail Theft, which examines how highly skilled theft rings operate in the retail industry, is widely acclaimed by retailers, manufacturers and law enforcement. He was asked by the Federal Bureau of Investigation (FBI) headquarters to organize the FBI Ad Hoc Committee on Organized Retail Theft, which is hosted by the National Retail Federation.

Mr.     Miller is a Certified Protection Professional (CPP) and Certified Safety Professional (CSP).

About Bulldog Technologies

Bulldog Technologies, Inc. is a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers. For further information, visit Bulldog on the Web at .

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256